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                                                                  EXHIBIT 99.3


          QUESTIONS AND ANSWERS RELATING TO PNC'S RECENT PRESS RELEASE
                  REGARDING THE DEFERRED PROSECUTION OF PNCICLC


WHAT IS PAGIC?

The PAGIC transactions were a series of transactions that PNC engaged in during 2001 in connection with its efforts to manage the volatility and improve the quality of assets on its balance sheet. In three separate transactions executed during the second, third and fourth quarters of 2001, respectively, PNC transferred approximately $592 million in loan assets (in PAGIC I and II collectively) and approximately $170 million in venture capital assets (in PAGIC
III) to newly formed special purpose entities that were created by a subsidiary of PNC together with a large insurance company for the purpose of obtaining off-balance sheet treatment for such assets.

WHERE DID THE IDEA FOR PAGIC ORIGINATE FROM?

The PAGIC structure was designed and marketed by a large insurance company and a national accounting firm as an innovative structure for permitting off-balance sheet treatment of troubled assets. The National Accounting Firm was also PNC's external and internal auditor at the time.

WHO IS PNCICLC?

PNCICLC is an indirect wholly-owned non-bank subsidiary of PNC that engaged in the structuring and execution of the PAGIC transactions together with the Insurance Company. PNCICLC engaged directly in the PAGIC I and PAGIC II transactions. The PAGIC III transaction was entered into by a separate indirect wholly-owned non-bank subsidiary of PNC, which has subsequently transferred all of its assets and liabilities relating to PAGIC III to PNCICLC. PNCICLC's assets presently include PNC's remaining interests in the assets contributed to the PAGIC entities, cash and cash equivalents and certain tax assets.

WHAT WAS THE BASIC CONCEPT OF THE PAGIC STRUCTURE?

The PAGIC structure was designed to facilitate special purpose entity (SPE) treatment for a pool of assets, thus changing the character of such assets, in the case of loans, from loans to securities on a company's books and permitting changes in the valuation of such assets (either mark-to-market valuations, impairments or additional reserves) to be reflected as an adjustment to equity in the balance sheet (a "below-the-line" adjustment). This latter feature was based on the inclusion of a 30-year zero-coupon U.S. Treasury security within the pool of assets held by the special purpose entity.

The Insurance Company acquired securities representing a purported 3% interest in the SPE and giving the Insurance Company certain control rights over the SPE. The Insurance Company received a fixed annual fee for the first 5 years of operation from the SPE, payable in advance on the first day of the year, and a fee equal to 0.75% of assets thereafter, in PAGIC I, with similar fee structures in PAGIC II and PAGIC III.



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WHY DID THE PAGIC TRANSACTIONS FAIL TO SATISFY THE REQUIREMENTS FOR
DECONSOLIDATION UNDER GAAP?

At the time PNCICLC entered into the PAGIC transactions, there were three main GAAP requirements for nonconsolidation and sales recognition by the sponsor or transferor: (1) the majority owner of the SPE must be an independent third party who has made a substantive capital investment in the SPE, (2) the independent third party must have control of the SPE, and (3) the majority owner must have substantive risk and rewards of ownership of the SPE.

As determined by the SEC in its July 2002 enforcement action, the PAGIC transactions did not satisfy the requirement that the majority owner (namely, the Insurance Company) make a substantive capital investment in the SPE. The SEC determined that the structure of the fees paid to the Insurance Company under the transaction documents had the substantive effect of making the Insurance Company's investment less than the minimum 3% investment required under the then applicable GAAP requirements. In addition, the Statement of Facts attached to the deferred prosecution agreement states that PNCICLC knew that the existence of a de facto "structuring fee" or "balance sheet rental fee" reduced the Insurance Company's capital investment below the minimally accepted 3% level under GAAP required for SPE treatment.

Also as determined by the SEC, the majority owner (namely, the Insurance Company) did not have substantive risk and rewards of ownership of the PAGIC SPEs. The SEC determined that the provisions of the agreements for the PAGIC transactions provided that the Insurance Company's investment was substantially protected from loss by investment grade assets purchased with proceeds of its investments and that PNC and not the Insurance Company enjoyed the substantive benefit of improvements in the value of the PAGIC assets through its right to convert its preferred interests into common stock. In addition, the Statement of Facts attached to the deferred prosecution agreement states that PNCICLC and the Insurance Company knew that the PAGIC structures included financial terms that in substance resulted in PNC retaining substantive risks and rewards of changes in the underlying values of the assets held by the PAGIC entities.

WHAT ALLEGED WRONGS DID PNCICLC COMMIT?

The complaint filed by the United States in connection with the deferred prosecution agreement charges PNCICLC with conspiracy to commit securities fraud. The Statement of Facts attached to the deferred prosecution agreement sets forth the government's factual predicate for the complaint. In the Statement of Facts, the government has stated that PNCICLC had knowledge of certain deficiencies in the structure of the PAGIC transactions and that PNCICLC proceeded with the PAGIC transactions in concert with others despite such knowledge. The Statement of Facts does not preclude a finding that others outside of PNC had knowledge of these facts and share in a significant portion of the responsibility for the PAGIC matters. PNCICLC did not act alone in connection with the PAGIC transactions and PNC has agreed to cooperate fully with the government in connection with its ongoing investigation of others.

WHY IS A DEFERRED PROSECUTION BEING BROUGHT AGAINST PNCICLC AT THIS TIME?

The deferred prosecution agreement brings closure to the main governmental investigations and inquiries stemming from the 2001 PAGIC transactions. In July 2002, PNC entered into a consent



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order with the SEC and separately entered into a written agreement with the
Federal Reserve relating to the PAGIC matters and with the Office of the Comptroller of the Currency relating to certain supervisory matters involving PNC Bank. PNC has cooperated fully with the SEC, Federal Reserve and OCC pursuant to the terms of those agreements and has implemented extensive remedial actions to address deficiencies which the regulators (and PNC itself) have identified regarding PNC's regulatory relations, risk management, corporate governance and culture in the context of the PAGIC transactions and otherwise. The government has characterized PNC's remedial actions as "exceptional" and PNC's banking regulators have acknowledged PNC's exceptional progress by restoring PNC's well-managed status in near record time.

PNCICLC and the government have recognized that a further public acknowledgement of PNCICLC's responsibility for its conduct was appropriate in the context of the deferred prosecution agreement.

WHAT IS A DEFERRED PROSECUTION AGREEMENT?

Pursuant to the terms of the deferred prosecution agreement, the United States will file a complaint in the United States District Court for the Western District of Pennsylvania charging PNCICLC with conspiracy to commit securities fraud, in violation of Title 18, United States Code, Section 371. However, the Department of Justice will recommend to the Court that the prosecution of PNCICLC be deferred for a period of twelve months in light of PNCICLC's exceptional remedial actions to date and its willingness to acknowledge responsibility for its behavior, continue its cooperation with the Department of Justice and other governmental regulatory agencies, demonstrate its future good faith conduct and full compliance with the securities laws and generally accepted accounting principles and consent to the establishment of a restitution fund and the assessment of a monetary penalty as further described below.

The Department of Justice has further agreed that if PNCICLC is in full compliance with all of its obligations under the deferred prosecution agreement, the Department of Justice will seek dismissal with prejudice of the complaint within 30 days of the twelve month anniversary of the agreement and at such time the agreement shall be terminated.

Absent a breach of the agreement by PNCICLC, there will be no adjudication of wrongdoing against PNCICLC. The deferred prosecution agreement does not constitute an acknowledgement of guilt, but does reflect a recognition of responsibility by PNCICLC for its conduct and a commitment by PNCICLC to undertake a variety of remedial steps, such as the payment of restitution and monetary penalties, continued cooperation with the government in its ongoing investigations of others and demonstrations of future good faith conduct and full compliance with the securities laws and generally accepted accounting principles.

WHAT ARE THE CONSEQUENCES OF THE DEFERRED PROSECUTION AGREEMENT FOR PNCICLC?

Under the terms of the deferred prosecution agreement, PNCICLC accepts and acknowledges responsibility for its behavior in connection with the PAGIC transactions and agrees to cooperate fully with the Department of Justice in its ongoing investigation of others. PNCICLC has agreed to pay a total of $90 million to establish a fund for victim restitution, including for the settlement of any pending shareholder securities litigation, payable within 30 days of the date of the agreement. The fund will be administered by former Federal Judge Arlin Adams. PNCICLC has also agreed to pay a


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monetary penalty of $25 million to the United States Treasury within 10 days of the date of the agreement.

Any breach of the deferred prosecution agreement by PNCICLC would have serious consequences. PNCICLC intends to fully comply with all obligations under the deferred prosecution agreement.

WHAT COLLATERAL CONSEQUENCES ARE THERE FOR PNC AND ITS OTHER AFFILIATES?

The deferred prosecution agreement has been designed to avoid the imposition of adverse collateral consequences relating to PNC's important banking, brokerage, asset management, fiduciary and processing businesses, which businesses had no improper involvement in the conduct associated with PNCICLC and the PAGIC transactions. While the deferred prosecution agreement has been entered into by PNCICLC with the objective of avoiding material adverse financial consequences for PNC or its affiliates beyond the funding responsibilities related to the restitution fund and the monetary penalty called for under the agreement, PNC may incur additional expenses and collateral costs associated with PNCICLC's entry into the agreement, the impact of which can not be fully assessed at this time.

In addition, as previously disclosed, there is a putative class action lawsuit pending against PNC relating to the PAGIC transactions. There can be no assurance as to the impact or effect that PNCICLC's entry into the deferred prosecution agreement may have on the outcome of this lawsuit or related claims. PNC believes that it has substantial defenses against such claims, including through the assertion of claims against other third parties. The $90 million that PNCICLC has committed to fund for victim restitution under the deferred prosecution agreement will be available to satisfy PNC shareholder claims including for the settlement of the pending shareholder securities law litigation.

ARE OTHER PNC AFFILIATES EXPOSED TO ADDITIONAL GOVERNMENTAL ACTIONS?

Absent a breach by PNCICLC of its commitments and obligations under the deferred prosecution agreement or by PNC of its related commitments of cooperation with the government's ongoing investigations of others, the Department of Justice, Criminal Division, Fraud Section has committed that it will not bring further actions against PNC or its affiliates relating to the subject matters of its ongoing investigations as to others. The SEC has also indicated that its ongoing investigation continues as to others. While PNC and PNC Bank remain subject to the regular ongoing supervision of their banking regulators and remain subject to the current written agreements that exist with such regulators, PNC believes that it has satisfied all material regulatory concerns relating to the PAGIC matters in the course of its conduct to date under the written agreements and does not expect there to be any additional supervisory actions brought by such regulators against PNC relating to the PAGIC matters.

PNC and its affiliates are also subject to regulation and supervision by a broad range of state and federal governmental agencies, and, while PNC is aware of no additional pending investigations or inquiries relating to the PAGIC matters before any such governmental bodies at the present time, other than the Department of Labor investigation referenced in PNC's prior SEC filings, there can be no assurances that such additional inquiries will not occur as a result of the deferred prosecution agreement or otherwise. PNC does not expect, however, that any such inquiries or investigations



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would result in additional material adverse consequences for PNC or its affiliates in light of the comprehensive remedial actions that PNC and PNCICLC have already taken in response to the PAGIC matters.

WHAT IS EXPECTED IN CONNECTION WITH THE ONGOING INVESTIGATIONS OF OTHERS?

PNCICLC did not act alone in connection with the PAGIC transactions, and PNCICLC and PNC have each agreed to cooperate fully with the government in connection with its ongoing investigation of others. It is premature at this stage for PNC to comment on what course the government's ongoing investigations of others may take. The scope of PNCICLC's commitment is set forth in the deferred prosecution agreement and PNC has made an equally broad commitment of ongoing cooperation. PNC believes that certain non-PNC affiliated parties share a large part of the responsibility for the actions taken in connection with the PAGIC transactions, and PNC has preserved its rights to pursue claims relating to the PAGIC matters against other third party actors. No determinations have yet been made concerning what actions if any PNC might bring against such third party actors.

WHAT DOES THE DEFERRED PROSECUTION AGREEMENT MEAN BY ITS REFERENCE TO "EXTENSIVE REMEDIAL ACTIONS"?

Over the last 18 months, the entire PNC organization has taken a number of steps to enhance its corporate governance and risk management practices. Among the key steps are the following:

o PNC has added new board members who provide significant financial and industry expertise.

o PNC has added a number of talented and experienced executives to our senior leadership team, including a new Vice Chairman and Chief Financial Officer, two other new Vice Chairmen, a new Chief Risk Officer, a new Chief Regulatory Officer and a new Chief Compliance Officer.

o PNC has adopted a Statement of Principles and strengthened its Code of Ethics. All 24,000 employees have completed ethics training.

o PNC has adopted comprehensive new policies and procedures in the areas of corporate governance, risk management and regulatory relations.

o PNC has created management committees to address risks associated with significant transactions, products, services, and capital commitments.

Third parties have also recognized these efforts:

o The Federal Reserve Bank and the Office of Comptroller of the Currency have returned PNC to "well-managed" status.

o Institutional Shareholder Services, a leading advisory service for institutional stockholders, this spring ranked PNC as one of the top performing bank holding companies in the area of corporate governance and one of the most improved since the prior year.